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                                 [Letterhead of
                       Sutherland, Asbill & Brennan LLP]



Directors:

         This letter responds to your request for our opinion concerning the federal income tax consequences of the proposed reorganization and combination of the Common Stock Portfolio of Market Street Fund, Inc. (the "Fund") and the Growth Portfolio of the Fund, with the Growth Portfolio becoming the surviving portfolio.

         In rendering our opinion, we have relied solely on the representations set forth below and on the factual statements, summarized below, contained in the following documents: (a) the Plan of Reorganization dated as of [_____ __,] 1997 by the Fund on behalf of its Common Stock Portfolio and Growth Portfolio (the "Plan of Reorganization"); and (b) the Form N-14 Registration Statement of the Fund.

                           SUMMARY OF RELEVANT FACTS

         Each of the Common Stock Portfolio and the Growth Portfolio (a) is taxable as a corporation for federal income tax purposes by reason of Section 851(h);(1) (b) is qualified for treatment as a regulated investment company under section 851 ("RIC") for its most recent taxable year and, subject to completion of the proposed transaction, intends to so qualify for all subsequent taxable years; and (c) is a series of the Fund which is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. All of the shares of stock of the Growth Portfolio have the right to vote.

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(1)All section references are to the Internal Revenue Code of 1986, as amended.


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Board of Directors
September __, 1997
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         As set forth in the Plan of Reorganization, the following transaction
(the "Reorganization") will occur:

         (a) immediately prior to the close of business of the business day preceding the closing date for the Reorganization (the "Closing Date"), the Fund will declare and pay to its shareholders one or more dividends or distributions on Common Stock Portfolio shares so that the Common Stock Portfolio will have distributed all of its ordinary income (as defined in section 4982(e)(1)) and capital gain net income (as defined in section 4982(e)(2)), if any, for all periods on and prior to the Closing Date;

         (b) on the Closing Date, the Fund will transfer all of the assets of the Common Stock Portfolio to the Growth Portfolio in exchange for Growth Portfolio shares of stock and the assumption by the Growth Portfolio of all of the liabilities of the Common Stock Portfolio. The aggregate number of such shares of stock to be issued will be equal to the value of the net assets transferred (computed using the valuation procedures set forth in the Fund's then-current prospectus and statement of additional information).

         (c) on the Closing Date (or as soon thereafter as is practicable but in any event within one year), the Common Stock Portfolio will be liquidated; and

         (d) also on the Closing Date, the Common Stock Portfolio will distribute the Growth Portfolio shares received by it in the Reorganization to its


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Board of Directors
September __, 1997
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                  shareholders pro rata in proportion to their respective
                  interests as part of the complete liquidation of the Common Stock Portfolio described in paragraph (d) above.

         National Life Insurance Company ("NLIC") contemplates that, following the Reorganization, it will redeem the Growth Portfolio shares received by it in the Reorganization that are attributable to its "seed money" investment in the Common Stock Portfolio.

         The exchange transaction between the Common Stock Portfolio and the Growth Portfolio together with the liquidation of the Common Stock Portfolio will be effected by the Growth Portfolio crediting to each shareholder of the Common Stock Portfolio on the Growth Portfolio's share records the appropriate number of Growth Portfolio shares of stock, whereupon the shareholder's shares of Common Stock Portfolio stock will be canceled. No share certificates for such Growth Portfolio shares will be issued to the shareholders of the Common Stock Portfolio.

                                REPRESENTATIONS

         Our opinion is conditioned upon the accuracy of the following representations as of the Closing Date (Authorized representatives of the Fund will represent to us that these representations, as well as the facts described elsewhere in this opinion as applicable to such party, are true and correct.)

         (a) The fair market value of the shares of stock of the Growth Portfolio to be received by each shareholder of the Common Stock Portfolio in the liquidation of the Common Stock Portfolio will be equal to the fair market


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Board of Directors
September __, 1997
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                  value of the stock of the Common Stock Portfolio surrendered in exchange therefor.

         (b) There is no plan or intention by the shareholders of the Common Stock Portfolio who own 5 percent or more of the stock of the Common Stock Portfolio and, to the best of the knowledge of the management of the Common Stock Portfolio, there is no plan or intention on the part of the remaining shareholders of such Common Stock Portfolio to sell, exchange, or otherwise dispose of a number of shares of stock of the Growth Portfolio to be received in the Reorganization that would reduce the Common Stock Portfolio shareholders' ownership of such shares of stock to a number of shares having a value, as of the Closing Date, of less than 50 percent of the value of all the formerly outstanding stock of the Common Stock Portfolio as of the same date. For purposes of this representation, shares of stock of the Common Stock Portfolio or shares of stock of the Growth Portfolio held by shareholders of the Common Stock Portfolio otherwise sold, redeemed, or disposed of in connection with the Reorganization will be taken into account, except for shares that are required to be redeemed in the ordinary course of the Common Stock Portfolio's or the Growth Portfolio's business as series of an open-end management investment company under the 1940 Act (but taking into account any such redemption by a 5 percent shareholder and by NLIC).


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Board of Directors
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         (c)      There will be no Common Stock Portfolio shareholders entitled to appraisal rights as a result of the Reorganization, no cash will be paid to the shareholders of the Common Stock Portfolio in lieu of fractional shares of stock, and no cash or property other than stock will be received by or distributed to the shareholders of the Common Stock Portfolio in the transaction, except for the release of any cash reserve, as described above.

         (d) The Growth Portfolio will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Common Stock Portfolio immediately prior to the Reorganization. For purposes of this representation, amounts paid by the Common Stock Portfolio to effect all dividends, distributions, or redemptions (except for dividends, distributions, and redemptions occurring in the ordinary course of its business as a series of an open-end management investment company) immediately preceding, at the time of, or following the Reorganization, including any amounts paid to NLIC, will be included as assets of the Common Stock Portfolio held immediately prior to the Reorganization.

         (e) Except for redemptions in the ordinary course of its business, the Growth Portfolio has no plan or intention to acquire any of its stock issued in the Reorganization.


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Board of Directors
September __, 1997
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         (f)      At the time of the Reorganization, the Growth Portfolio will have no plan or intention to sell or otherwise dispose of more than 10 percent of the assets of the Common Stock Portfolio to be acquired in the Reorganization, except for dispositions to be made in the ordinary course of business but including any dispositions to fund a redemption by NLIC.

         (g) The Growth Portfolio will assume all of the Common Stock Portfolio's liabilities, any such liabilities having been incurred by the Common Stock Portfolio in the ordinary course of its business and are associated with the assets to be transferred.

         (h) Following the Reorganization, the Growth Portfolio will use a significant portion of the assets of the Common Stock Portfolio in a business.

         (i) The Growth Portfolio, the Common Stock Portfolio and the shareholders of the Common Stock Portfolio will pay their respective transaction expenses, except for expenses which are solely and directly related to the Reorganization which will be paid by NLIC.

         (j) There is no intercorporate indebtedness between the Growth Portfolio and the Common Stock Portfolio that was issued, acquired, or will be settled at a discount.

         (k) The Growth Portfolio does not own, directly or indirectly, nor has it owned during the past five years, any stock of the Common Stock Portfolio.


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Board of Directors
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         (l)      The fair market value of the assets of the Common Stock
                  Portfolio to be transferred in the transaction to the Growth Portfolio will exceed the sum of the liabilities to be assumed by the Growth Portfolio.

         (m) The Common Stock Portfolio is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A).

         (n) Other than as may result from redemption of Common Stock Portfolio shares in the ordinary course of its business, there will not be a significant change in the ownership of the Common Stock Portfolio prior to the Reorganization.

         (o) The Growth Portfolio and the Common Stock Portfolio have, for all of their taxable periods, elected to be taxed as RICs as defined in section 851, and after the transaction, the Growth Portfolio intends to continue to elect to be taxed as a RIC.

         (p) The Growth Portfolio and the Common Stock Portfolio meet the requirements of section 368(a)(2)(F)(ii).

         (q) The sole record shareholder of the Common Stock Portfolio is NLIC, which holds such shares: (i) in its own capacity, (ii) through two separate accounts (the "Variable Accounts") which are registered with the Securities and Exchange Commission as unit investment trusts under the 1940 Act and are also segregated asset accounts under the insurance laws of the State of Vermont. Each of the Variable Accounts is administered


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Board of Directors
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                  and accounted for as part of the general business of NLIC, but its assets are not chargeable with liabilities arising from the business of any other separate account or any other business that NLIC may conduct. The Variable Accounts hold only assets pursuant to variable contracts described in section 817(d) of the Code and meet the diversification requirements of section 817(h) of the Code. The Variable Accounts are properly taxed as part of NLIC's operations and are not separate taxable entities for federal income tax purposes.

         (r) The variable annuity contracts and variable life policies issued by NLIC through the Variable Accounts will not differ materially as a result of the Reorganization.

                                    OPINION

         Based on our analysis of the Internal Revenue Code of 1986, as amended, the Income Tax Regulations, case law, published and private rulings of the Internal Revenue Service, and other relevant legal authority, and in view of facts summarized above and the representations set forth above, it is our opinion that the following federal income tax consequences will result from the
Reorganization:

         1. The Reorganization will constitute a "reorganization" within the meaning of section [368(a)(1)(C)], and the Common Stock Portfolio and the Growth Portfolio each will be a "party to a reorganization" within the meaning of section 368(b).


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Board of Directors
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         2.       No gain or loss will be recognized by the Common Stock
                  Portfolio on the transfer of its assets to the Growth Portfolio in exchange solely for the Growth Portfolio shares and the Growth Portfolio's assumption of all of the Common Stock Portfolio liabilities and the subsequent distribution by the Common Stock Portfolio of those shares to the shareholders of the Common Stock Portfolio. Section 361.

         3. No gain or loss will be recognized by the Growth Portfolio on receipt of the assets transferred to it by the Common Stock Portfolio in exchange for the Growth Portfolio shares and the assumption of the Common Stock Portfolio's liabilities.
                  Section 1032.

         4. The Growth Portfolio's basis in the assets received from the Common Stock Portfolio will be the same as the Common Stock Portfolio's tax basis for the assets immediately before the Reorganization. Section 362(b).

         5. The Growth Portfolio's holding period for the transferred assets will include the Common Stock Portfolio's holding period therefor. Section 1223(2).

         6. No gain or loss will be recognized by the shareholders of the Common Stock Portfolio on the exchange of their Common Stock Portfolio shares solely for Growth Portfolio shares. Section 354.


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Board of Directors
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         7.       The basis of the Growth Portfolio shares to be received by a
                  Common Stock Portfolio shareholder in the Reorganization will be the same as the adjusted basis of that shareholder's Common Stock Portfolio shares surrendered in exchange therefor. Section 358.

         8. The holding period of the Growth Portfolio shares received by a Common Stock Portfolio shareholder will include the shareholder's holding period for the Common Stock Portfolio shares surrendered in exchange therefor, provided such Common Stock Portfolio shares were held as capital assets on the Closing Date. Section 1223(l).

         9. The Growth Portfolio will succeed to and take into account the items of the Common Stock Portfolio described in section 381(c), including any earnings and profits, or deficit therein, of the Common Stock Portfolio as of the date of the Closing Date, subject to the conditions and limitations specified in sections 281, 382, 383, and 384.

         10. No gain or loss will be recognized by the owners of variable contracts issued by NLIC through the Variable Accounts on the transfer of the Common Stock Portfolio's assets to the Growth Portfolio in exchange solely for the shares of stock of the Growth Portfolio and the Growth Portfolio's assumption of the liabilities of the Common Stock Portfolio and the subsequent distribution by the Common Stock Portfolio of those shares to the Variable Accounts.


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Board of Directors
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                                     * * *

         We are furnishing this opinion letter solely for the benefit of Market Street Fund, Inc., including the Common Stock Portfolio and the Growth Portfolio thereof, and the board of directors of the Fund and the shareholders of each of these two Portfolios, and this letter is not to be used, circulated, or quoted for any other purpose without our written consent. Our opinion reflects our interpretation of the provisions of the Internal Revenue Code of 1986, as amended, as in effect as of the date hereof. Our opinion is limited to the federal income tax consequences of the Reorganization; and we express no opinion regarding any state, local, foreign or other tax or nontax consequences. Absent your written request, we will revise or update this letter to reflect subsequent changes in law only through the Closing Date.

                                               Sincerely yours,

                                               SUTHERLAND, ASBILL & BRENNAN LLP